Exhibit 99.3
Explanatory Note
During the first quarter of 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all oF our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Business category, to our Group segment as we consider this contract with the government to be a group account. Management's discussion and analysis set forth in this Exhibit 99.3 has been revised from the management's discussion and analysis included in "Item 7" to Humana's Annual Report on Form 10-K for the year ended December 31, 2014 (which we refer to as the "2014 Form 10-K") to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new presentation. Revisions are highlighted in blue font. "Item 1. Business" set forth below has not been revised to reflect events or developments subsequent to February 18, 2015, the date that Humana filed the 2014 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2014 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015.
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH RETROSPECTIVE APPLICATION OF SEGMENTS

Executive Overview
General
Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.
Our industry relies on two key statistics to measure performance. The benefit ratio, which is computed by taking total benefits expense as a percentage of premiums revenue, represents a statistic used to measure underwriting profitability. The operating cost ratio, which is computed by taking total operating costs, which excludes depreciation and amortization, as a percentage of total revenue less investment income, represents a statistic used to measure administrative spending efficiency.
Business Segments
On January 1, 2015, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and renamed our Employer Group segment to the Group segment. Our three reportable segments remain Retail, Group, and Healthcare Services. The more significant realignments included reclassifying Medicare benefits offered to groups to the Retail segment from the Group segment, bringing all of our Medicare offerings, which are now managed collectively, together in one segment, recognizing that in some instances we market directly to individuals that are part of a group Medicare account. In addition, we realigned our military services business, primarily consisting of our TRICARE South Region contract previously included in the Other Businesses category, to our Group segment as we consider this contract with the government to be a group account. Prior period segment financial information has been recast to conform to the 2015 presentation. This is further described in Note 2 to the consolidated financial statements included in Item 8. - Financial Statements and Supplementary Data.
We manage our business with three reportable segments: Retail, Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, Medicare benefits marketed to groups and includes our contract with CMS to administer the LI-NET prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-

based contracts. The Group segment consists of commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary benefit products, as well as administrative services only, or ASO, products and our health and wellness products primarily marketed to employer groups as well as military services, primarily our TRICARE South Region contract. The Healthcare Services segment includes services offered to our health plan members as well as to third parties including pharmacy solutions, provider services, home based services, clinical programs, and predictive modeling and informatics services. The Other Businesses category consists of our Puerto Rico Medicaid and closed-block long-term care insurance policies.
The results of each segment are measured by income before income taxes. Transactions between reportable segments consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, home based, and clinical programs, to our Retail and Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent.
We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at the corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations.
Seasonality
One of the product offerings of our Retail segment is Medicare stand-alone prescription drug plans, or PDPs, under the Medicare Part D program. Our quarterly Retail segment earnings and operating cash flows are impacted by the Medicare Part D benefit design and changes in the composition of our membership. The Medicare Part D benefit design results in coverage that varies as a member’s cumulative out-of-pocket costs pass through successive stages of a member’s plan period, which begins annually on January 1 for renewals. These plan designs generally result in us sharing a greater portion of the responsibility for total prescription drug costs in the early stages and less in the latter stages. As a result, the PDP benefit ratio generally decreases as the year progresses. In addition, the number of low-income senior members as well as year-over-year changes in the mix of membership in our stand-alone PDP products affects the quarterly benefit ratio pattern.
Our Group segment also experiences seasonality in the benefit ratio pattern. However, the effect is opposite of Medicare stand-alone PDP in the Retail segment, with the Group’s benefit ratio increasing as fully-insured members progress through their annual deductible and maximum out-of-pocket expenses. Similarly, certain of our fully-insured individual commercial medical products in our Retail segment experience seasonality in the benefit ratio akin to the Group segment, including the effect of existing members transitioning to policies compliant with the Health Care Reform Law.
In addition, the Retail segment also experiences seasonality in the operating cost ratio as a result of costs incurred in the second half of the year associated with the Medicare and individual health care exchange marketing seasons.
2014 Highlights
Consolidated

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Our 2014 results reflect the continued implementation of our strategy to offer our members affordable health care combined with a positive consumer experience in growing markets. At the core of this strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused, provided by both employed physicians and physicians with network contract arrangements. A core element of the model is to offer assistance to providers in transitioning from a fee-for-service to a value-based arrangement. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience. We believe this strategy is positioning us for long-term growth in both membership and earnings. At December 31, 2014, approximately 709,000 members, or 29.2%, of our individual Medicare Advantage membership were in risk arrangements under our integrated care delivery model, as compared to 561,500 members, or 27.1%, at December 31, 2013.

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Year-over-year comparisons of our results were impacted by investments in health care exchanges and state-based contracts as well as higher specialty prescription drug costs associated with a new treatment for Hepatitis C, partially offset by membership growth in our Medicare Advantage, Medicare stand-alone PDP, and individual commercial medical offerings as well as increased membership in our clinical programs.

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In September 2014, we paid the federal government $562 million for the annual health insurance industry fee. This fee is not deductible for tax purposes, which has significantly increased our effective income tax rate in 2014. Year-over-year comparisons of the operating cost ratio are negatively impacted by this and other fees mandated by the Health Care Reform Law beginning in 2014. Likewise, year-over-year comparisons of the benefit ratio reflect the inclusion of these mandated fees in the pricing of our products for 2014. In 2015, the health insurance industry fee increases by 41% for the industry taken as a whole. Accordingly, absent changes in market share, we would expect a 41% increase in our fee in 2015. The health insurance industry fee is further described below under the section titled “Health Care Reform.”

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Year-over-year comparisons of diluted earnings per common share are favorably impacted by a lower number of shares used to compute diluted earnings per common share reflecting the impact of share repurchases.

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Our operating cash flow of $1.6 billion for the year ended December 31, 2014 compared to operating cash flow of $1.7 billion for the year ended December 31, 2013. For 2014, the effect of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law impacted the timing of our operating cash flows, as we built a receivable of $679 million in 2014 that is expected to be collected in 2015.

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Our 2014 financing cash flows have been negatively impacted by the timing of payments to and receipts from CMS associated with Medicare Part D reinsurance subsidies for which we do not assume risk. Claims payments were $945 million higher than receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk during 2014. We are experiencing higher specialty prescription drug costs associated with a new treatment for Hepatitis C than were contemplated in our bids which is resulting in higher reinsurance subsidy receivable balances in 2014 that will be settled in 2015 under the terms of our contracts with CMS.

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We continue to focus on disciplined capital allocation. In 2014, we issued senior notes and received net proceeds of $1.7 billion, redeemed our $500 million 6.45% senior notes for cash totaling approximately $560 million, repurchased 5.7 million shares of our common stock for $730 million in open market transactions (which excludes another $100 million of stock held back pursuant to an accelerated share repurchase program), and paid dividends to stockholders of $172 million.

Retail Segment

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On April 7, 2014, CMS announced final 2015 Medicare benchmark payment rates and related technical factors impacting the bid benchmark premiums, which we refer to as the Final Rate Notice. We believe the Final Rate Notices together with the impact of payment cuts associated with the Health Care Reform Law, quality bonuses, sunset of the Star quality CMS demonstration in 2015, risk coding modifications, the impact of the health insurance industry fee, and other funding formula changes, indicate 2015 Medicare Advantage funding cuts of approximately 2%. We believe we have effectively designed Medicare Advantage products based upon these levels of rate reduction while continuing to remain competitive compared to both the combination of Medicare FFS with a supplement policy as well as Medicare Advantage products offered by our competitors. Failure to execute these strategies may result in a material adverse effect on our results of operations, financial position, and cash flows.

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Medicare Advantage premiums are tied to the achievement of certain quality performance measures (Star Ratings). Beginning in 2015, plans must have a Star Rating of four or higher to qualify for bonus money. Star Ratings issued by CMS in October 2014 indicated that plans covering 92% of our Medicare Advantage membership for the 2015 plan year achieved a Star Rating of 4.0 or higher. We have 23 Medicare Advantage plans that achieved a rating of four or more stars, an increase from 18 the previous year. We are offering one Medicare Advantage plan that achieved a 5.0 Star Rating, our CarePlus Health Plans, Inc. HMO plan in Florida, as well as five Medicare Advantage plans that achieved a 4.5 Star Rating. Plans that earn an overall Star Rating of five become eligible to enroll members year round.

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As discussed in the detailed Retail segment results of operations discussion that follows, for the year ended December 31, 2014, our Retail segment pretax income declined by 10.1% primarily due to the same factors discussed above for our consolidated results.

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Individual Medicare Advantage membership increased 359,200 members, or 17.4%, from December 31, 2013 to December 31, 2014 reflecting net membership additions, particularly for our HMO offerings, for the 2014 plan year. January 1, 2015 individual Medicare Advantage membership increased approximately 255,800 members, or 10.5%, from December 31, 2014 reflecting net membership additions for the 2015 enrollment season, primarily in our HMO offerings.

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Fully-insured group Medicare Advantage membership of 489,700 at December 31, 2014 increased 60,600 members, or 14.1%, from 429,100 at December 31, 2013 primarily due to the January 2014 addition of a new large group account.

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Medicare stand-alone PDP membership increased 718,100 members, or 21.9%, from December 31, 2013 to December 31, 2014 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2014 plan year. January 1, 2015 Medicare stand-alone PDP membership, excluding the LI-NET prescription drug plan program, increased approximately 226,000 members, or 5.7%, from December 31, 2014 reflecting net membership additions for the 2015 enrollment season.

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Our state-based Medicaid membership as of December 31, 2014 increased 231,300 members from December 31, 2013, primarily due to the addition of members under our Florida Medicaid and Florida Long-Term Support Services contracts as well as dual eligible members from state-based contracts in Virginia and Illinois.

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Individual commercial medical membership of 1,148,100 at December 31, 2014 increased 548,000 members, or 91.3%, from December 31, 2013 primarily reflecting new sales, both on-exchange and off-exchange, of plans compliant with the Health Care Reform Law. At December 31, 2014, individual commercial medical membership in plans compliant with the Health Care Reform Law, both on-exchange and off-exchange, was 686,300 members. In addition, federal and state regulatory changes in December 2013 allowed certain individuals to remain in their existing underwritten health plans that are not compliant with the Health Care Reform Law, which has led to much higher than previously expected retention of our existing underwritten health plans. We believe that this is occurring at other health insurance issuers as well and will result in an overall deterioration of the risk pool in plans compliant with the Health Care Reform Law, as more previously underwritten members remain with their current health plans rather than enter the exchanges. However, we expect that the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law will mitigate this deterioration to some extent.

Group Segment

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As discussed in the detailed Group segment results of operations discussion that follows, the Group segment pretax income declined 37.1% for the year ended December 31, 2014 primarily reflecting higher utilization, mainly due to higher specialty prescription drug costs associated with a new treatment for Hepatitis C, as well as the continuing impact of transitional policy changes which allowed individuals to remain in plans not compliant with the Health Care Reform Law.

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Membership in HumanaVitality®, our wellness and loyalty rewards program, rose 36.2% to 3,856,800 at December 31, 2014 from 2,831,000 at December 31, 2013 primarily due to the addition of group Medicare members as well as individual Medicare Advantage and fully-insured individual commercial medical membership growth.

Healthcare Services Segment

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As discussed in the detailed Healthcare Services segment results of operations discussion that follows, our Healthcare Services segment pretax income improved 41.9% for the year ended December 31, 2014 primarily due to a decline in the operating cost ratio in 2014 on a revenue base that reflects growth from our pharmacy solutions and home based services businesses as they serve our growing Medicare membership.

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Programs to enhance the quality of care for members are key elements of our integrated care delivery model. We have accelerated our process for identifying and reaching out to members in need of clinical intervention. At December 31, 2014, we had approximately 420,700 members with complex chronic conditions in the Humana Chronic Care Program, a 50.1% increase compared with approximately 280,200 members at December 31, 2013, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for our Medicare Advantage membership. We believe these initiatives lead to better health outcomes for our members and lower health care costs.

Other Businesses

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Year-over-year comparisons within Other Businesses are impacted by the loss of our Medicaid contracts in Puerto Rico effective September 30, 2013. In addition, as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, during 2013, we recorded net benefits expense of $243 million ($154 million after-tax, or $0.99 per diluted common share) for reserve strengthening related to our non-strategic closed-block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG.

Health Care Reform
The Health Care Reform Law enacted significant reforms to various aspects of the U.S. health insurance industry. Implementation dates of the Health Care Reform Law began in September 2010 and will continue through 2018, and many aspects of the Health Care Reform Law are already effective and have been implemented by us. Certain significant provisions of the

Health Care Reform Law include, among others, mandated coverage requirements, mandated benefits and guarantee issuance associated with commercial medical insurance, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of federally-facilitated or state-based exchanges coupled with programs designed to spread risk among insurers, an annual insurance industry premium-based assessment, and a three-year commercial reinsurance fee. Certain provisions of the Health Care Reform Law became effective in 2014, including:

•	All individual and group health plans must guarantee issuance and renew coverage without pre-existing condition exclusions or health-status rating adjustments;

•	The elimination of annual limits on coverage on certain benefits;

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The establishment of federally-facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees) coupled with programs designed to spread risk among insurers;

•	The introduction of plan designs based on set actuarial values;

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The establishment of a minimum benefit ratio of 85% for Medicare Advantage plans with penalties up to and including termination of Medicare Advantage contracts for continued failure to meet the minimum; and

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Insurance industry assessments, including an annual health insurance industry fee and a three-year $25 billion industry wide commercial reinsurance fee. The annual health insurance industry fee levied on the insurance industry is $8 billion in 2014 with increasing annual amounts thereafter, growing to $14 billion by 2017, and is not deductible for income tax purposes, which significantly increased our effective income tax rate in 2014 to approximately 47.2%. In 2014, we paid the federal government $562 million for the annual health insurance industry fee. In 2015, the health insurance industry fee increases by 41% for the industry taken as a whole. Accordingly, absent changes in market share, we would expect a 41% increase in our fee in 2015. In addition, statutory accounting for the health insurance industry fee required us to restrict surplus in the year preceding payment of the health insurance industry fee beginning in 2014. Accordingly, in addition to recording the full-year 2014 assessment in the first quarter of 2014, we were required to restrict surplus for the 2015 assessment ratably in 2014.

The Health Care Reform Law also specifies benefit design guidelines, limits rating and pricing practices, encourages additional competition (including potential incentives for new market entrants), establishes federally-facilitated or state-based exchanges for individuals and small employers (with up to 100 employees) coupled with programs designed to spread risk among insurers (subject to federal administrative action), and expands eligibility for Medicaid programs (subject to state-by-state implementation of this expansion). In addition, the Health Care Reform Law has increased and will continue to increase federal oversight of health plan premium rates and could adversely affect our ability to appropriately adjust health plan premiums on a timely basis. Financing for these reforms comes, in part, from material additional fees and taxes on us (as discussed above) and other health plans and individuals which began in 2014, as well as reductions in certain levels of payments to us and other health plans under Medicare as described in this report.
As discussed above, it is reasonably possible that the Health Care Reform Law and related regulations, as well as future legislative changes, including legislative restrictions on our ability to manage our provider network or otherwise operate our business, or regulatory restrictions on profitability, including by comparison of our Medicare Advantage profitability to our non-Medicare Advantage business profitability and a requirement that they remain within certain ranges of each other, in the aggregate may have a material adverse effect on our results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting our ability to expand into new markets, increasing our medical and operating costs, further lowering our Medicare payment rates and increasing our expenses associated with the non-deductible health insurance industry fee and other assessments); our financial position (including our ability to maintain the value of our goodwill); and our cash flows (including the receipt of amounts due under the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law in 2015 related to claims paid in 2014, which payments may be subject to federal administrative action).
We intend for the discussion of our financial condition and results of operations that follows to assist in the understanding of our financial statements and related changes in certain key items in those financial statements from year to year, including the primary factors that accounted for those changes. Transactions between reportable segments primarily consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and clinical programs, to our Retail and Group customers and are described in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Comparison of Results of Operations for 2014 and 2013
Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2014 and 2013:
Consolidated

			Change
	2014	2013	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$39,452	$31,922	$7,530	23.6%
Group	6,456	6,237	219	3.5%
Other Businesses	51	670	(619)	(92.4)%
Total premiums	45,959	38,829	7,130	18.4%
Services:
Retail	39	18	21	116.7%
Group	763	735	28	3.8%
Healthcare Services	1,353	1,350	3	0.2%
Other Businesses	9	6	3	50.0%
Total services	2,164	2,109	55	2.6%
Investment income	377	375	2	0.5%
Total revenues	48,500	41,313	7,187	17.4%
Operating expenses:
Benefits	38,166	32,564	5,602	17.2%
Operating costs	7,639	6,355	1,284	20.2%
Depreciation and amortization	333	333	—	—%
Total operating expenses	46,138	39,252	6,886	17.5%
Income from operations	2,362	2,061	301	14.6%
Interest expense	192	140	52	37.1%
Income before income taxes	2,170	1,921	249	13.0%
Provision for income taxes	1,023	690	333	48.3%
Net income	$1,147	$1,231	$(84)	(6.8)%
Diluted earnings per common share	$7.36	$7.73	$(0.37)	(4.8)%
Benefit ratio (a)	83.0%	83.9%		(0.9)%
Operating cost ratio (b)	15.9%	15.5%		0.4%
Effective tax rate	47.2%	35.9%		11.3%

(a)	Represents total benefits expense as a percentage of premiums revenue.

(b)	Represents total operating costs as a percentage of total revenues less investment income.
Summary

Net income was $1.1 billion, or $7.36 per diluted common share, in 2014 compared to $1.2 billion, or $7.73 per diluted common share, in 2013. Net income for 2014 includes expenses of $0.15 per diluted common share associated with a loss on extinguishment of debt for the redemption of certain senior notes in 2014 and net income for 2013 includes benefits expense of $0.99 per diluted common share for reserve strengthening associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data as well as the benefit of a reduction in benefits expense in 2013 related to a favorable settlement of contract claims with the DoD. Excluding these items, the increase in net income primarily resulted from higher pretax income in our Healthcare Services segment substantially offset by lower pretax income in our Retail and Group segments. In addition,

2014 was favorably impacted by a lower number of shares used to compute diluted earnings per common share reflecting the impact of share repurchases.
Premiums Revenue
Consolidated premiums increased $7.1 billion, or 18.4%, from 2013 to $46.0 billion for 2014 primarily due to increases in both Retail and Group segment premiums mainly driven by higher average individual and group Medicare Advantage membership as well as higher individual commercial medical membership. In addition, year-over-year comparisons to the 2013 were negatively impacted by sequestration which became effective April 1, 2013. Premiums revenue for our Other Businesses declined primarily due to the loss of our Puerto Rico Medicaid contracts effective September 30, 2013. Average membership is calculated by summing the ending membership for each month in a period and dividing the result by the number of months in a period. Premiums revenue reflects changes in membership and average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.
Services Revenue
Consolidated services revenue increased $55 million, or 2.6%, from 2013 to $2.2 billion for 2014 primarily due to an increase in services revenue in our Retail segment due to the acquisition of American Eldercare in September 2013.
Investment Income
Investment income totaled $377 million for 2014, an increase of $2 million from 2013, as higher average invested balances were partially offset by lower interest rates.
Benefits Expense
Consolidated benefits expense was $38.2 billion for 2014, an increase of $5.6 billion, or 17.2%, from 2013 primarily due to increases in both the Retail and Group segments mainly driven by higher average individual and group Medicare Advantage membership as well as higher individual commercial medical membership. As more fully described herein under the section entitled “Benefits Expense Recognition”, actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $518 million in 2014 and $474 million in 2013. These increases in favorable medical claims reserve development primarily resulted from increased membership and better than originally expected utilization across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. All lines of business benefited from these improvements.
The consolidated benefit ratio for 2014 was 83.0%, a decrease of 90 basis points from 2013 primarily due to reserve strengthening in 2013 associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed above, as well as the loss of our Medicaid contracts in Puerto Rico effective September 30, 2013 which more than offset higher ratios year-over-year in the Retail and Group segments.
Operating Costs
Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.
Consolidated operating costs increased $1,284 million, or 20.2%, in 2014 compared to 2013 primarily due to costs mandated by the Health Care Reform Law, including the non-deductible health insurance industry fee, and investments in health care exchanges and state-based contracts, partially offset by operating cost efficiencies.
The consolidated operating cost ratio for 2014 was 15.9%, increasing 40 basis points from 2013 primarily due to increases in the operating cost ratios in our Retail and Group segments due to the same factors impacting consolidated operating costs as described above.
Depreciation and Amortization
Depreciation and amortization for 2014 totaled $333 million, unchanged from 2013.

Interest Expense
Interest expense was $192 million for 2014 compared to $140 million for 2013, an increase of $52 million, or 37.1%. In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. In October 2014, we redeemed the $500 million 6.45% senior unsecured notes due June 1, 2016, at 100% of the principal amount plus applicable premium for early redemption and accrued and unpaid interest to the redemption date. We recognized a loss on extinguishment of debt, included in interest expense, of approximately $37 million in connection with the redemption of these notes.
Income Taxes
Our effective tax rate during 2014 was 47.2% compared to the effective tax rate of 35.9% in 2013. The non-deductible nature of the health insurance industry fee levied on the insurance industry beginning in 2014 as mandated by the Health Care Reform Law increased our effective tax rate by approximately 9.4 percentage points for 2014. See Note 11 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.
Retail Segment

			Change
	2014	2013	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	2,427,900	2,068,700	359,200	17.4%
Group Medicare Advantage	489,700	429,100	60,600	14.1%
Medicare stand-alone PDP	3,994,000	3,275,900	718,100	21.9%
Total Retail Medicare	6,911,600	5,773,700	1,137,900	19.7%
Individual commercial (a)	1,148,100	600,100	548,000	91.3%
State-based Medicaid	316,800	85,500	231,300	270.5%
Total Retail medical members	8,376,500	6,459,300	1,917,200	29.7%
Individual specialty membership (b)	1,165,800	1,042,500	123,300	11.8%

(a)	Individual commercial medical membership includes Medicare Supplement members.

(b)
Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2014	2013	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$25,782	$22,481	$3,301	14.7%
Group Medicare Advantage	5,490	4,710	780	16.6%
Medicare stand-alone PDP	3,404	3,033	371	12.2%
Total Retail Medicare	34,676	30,224	4,452	14.7%
Individual commercial	3,265	1,160	2,105	181.5%
State-based Medicaid	1,255	328	927	282.6%
Individual specialty	256	210	46	21.9%
Total premiums	39,452	31,922	7,530	23.6%
Services	39	18	21	116.7%
Total premiums and services revenue	$39,491	$31,940	$7,551	23.6%
Income before income taxes	$1,339	$1,490	$(151)	(10.1)%
Benefit ratio	84.9%	85.1%		(0.2)%
Operating cost ratio	11.6%	10.1%		1.5%

Pretax Results

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Retail segment pretax income was $1.3 billion in 2014, a decrease of $151 million, or 10.1%, compared to 2013 primarily driven by investment spending for health care exchanges and state-based contracts and higher specialty prescription drug costs associated with a new treatment for Hepatitis C, partially offset by Medicare Advantage and individual commercial medical membership growth as well as increased membership in our clinical programs.

Enrollment

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Individual Medicare Advantage membership increased 359,200 members, or 17.4%, from December 31, 2013 to December 31, 2014 reflecting net membership additions, particularly for our HMO offerings, for the 2014 plan year.

•	Fully-insured group Medicare Advantage membership increased 60,600 members, or 14.1%, from December 31, 2013 to December 31, 2014 primarily due to the addition of a new large group account.

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Medicare stand-alone PDP membership increased 718,100 members, or 21.9%, from December 31, 2013 to December 31, 2014 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2014 plan year.

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Individual commercial medical membership increased 548,000 members, or 91.3%, from December 31, 2013 to December 31, 2014 primarily reflecting new sales, both on-exchange and off-exchange, of plans compliant with the Health Care Reform Law.

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State-based Medicaid membership increased 231,300 members, or 270.5%, from December 31, 2013 to December 31, 2014 primarily driven by the addition of members under our Florida Medicaid and Florida Long-Term Support Services contracts as well as 18,300 dual eligible members from state-based contracts in Virginia and Illinois.

•	Individual specialty membership increased 123,300 members, or 11.8%, from December 31, 2013 to December 31, 2014 primarily driven by increased membership in dental and vision offerings.
Premiums revenue

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Retail segment premiums increased $7.5 billion, or 23.6%, from 2013 to 2014 primarily due to membership growth across all lines of business, particularly for our Medicare Advantage, individual commercial medical, primarily on the health care exchanges, and state-based Medicaid businesses. Individual Medicare Advantage average membership increased 16.6% in 2014. Individual Medicare Advantage per member premiums decreased approximately 1.7% in 2014 compared to 2013, primarily due to Medicare rate reductions and the impact of sequestration which became effective on April 1, 2013.

Benefits expense

•
The Retail segment benefit ratio of 84.9% for 2014 decreased 20 basis points from 2013 primarily due to increased membership in our clinical programs and the inclusion of the health insurance industry fee in the pricing of our products, partially offset by higher specialty prescription drug costs associated with a new treatment for Hepatitis C, higher planned clinical investment spending, and higher benefit ratios associated with members from state-based contracts.

•
The Retail segment’s benefits expense for 2014 included the beneficial effect of $488 million in favorable prior-year medical claims reserve development versus $428 million in 2013. This favorable prior-year medical claims reserve development decreased the Retail segment benefit ratio by approximately 120 basis points in 2014 versus approximately 130 basis points in 2013.

Operating costs

•
The Retail segment operating cost ratio of 11.6% for 2014 increased 150 basis points from 2013 primarily due to the non-deductible health insurance industry fee mandated by the Health Care Reform Law and investment spending for health care exchanges and state-based contracts, partially offset by scale efficiencies from Medicare and individual commercial medical membership growth.

Group Segment

			Change
	2014	2013	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,235,500	1,237,000	(1,500)	(0.1)%
ASO	1,104,300	1,162,800	(58,500)	(5.0)%
Military services	3,090,400	3,101,800	(11,400)	(0.4)%
Total group medical members	5,430,200	5,501,600	(71,400)	(1.3)%
Group specialty membership (a)	6,502,700	6,780,800	(278,100)	(4.1)%

(a)
Specialty products include dental, vision, and other supplemental health and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2014	2013	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,339	$5,117	$222	4.3%
Group specialty	1,098	1,095	3	0.3%
Military services	19	25	(6)	(24.0)%
Total premiums	6,456	6,237	219	3.5%
Services	763	735	28	3.8%
Total premiums and services revenue	$7,219	$6,972	$247	3.5%
Income before income taxes	$151	$240	$(89)	(37.1)%
Benefit ratio	79.5%	77.7%		1.8%
Operating cost ratio	26.5%	26.5%		—%
Pretax Results

•
Group segment pretax income decreased $89 million, or 37.1%, to $151 million in 2014 primarily reflecting higher utilization, mainly due to higher specialty prescription drug costs associated with a new treatment for Hepatitis C, as well as the continuing impact of transitional policy changes which allowed individuals to remain in plans not compliant with the Health Care Reform Law.

Enrollment

•
Fully-insured commercial group medical membership decreased 1,500 members, or 0.1% from December 31, 2013 as an increase in small group business membership was generally offset by lower membership in large group accounts. Approximately 65% of our fully-insured commercial group medical membership was in small group accounts at December 31, 2014 compared to 61% at December 31, 2013.

•
Group ASO commercial medical membership decreased 58,500 members, or 5.0%, from December 31, 2013 to December 31, 2014 primarily due to continued pricing discipline in a highly competitive environment for self-funded accounts. We expect our group ASO commercial medical membership to decline by approximately 400,000 to 425,000 members January 1, 2015 primarily due to the loss of a few large group accounts.

•
Group specialty membership decreased 278,100 members, or 4.1%, from December 31, 2013 to December 31, 2014 primarily due to declines in dental and vision membership related to our planned discontinuance of certain unprofitable product distribution partnerships.

Premiums revenue

•
Group segment premiums increased $219.0 million, or 3.5%, from 2013 to 2014 primarily due to higher fully-insured commercial group medical premiums per member that more than offset a slight decline in total membership for this segment.

Benefits expense

•
The Group segment benefit ratio increased 180 basis points from 77.7% in 2013 to 79.5% in 2014 primarily due to higher utilization, mainly due to higher specialty prescription drug costs associated with a new treatment for Hepatitis C, as well as the continuing impact of transitional policy changes, partially offset by the inclusion of the health insurance industry fee and other fees mandated by the Health Care Reform Law in our pricing.

•
The Group segment’s benefits expense included the beneficial effect of $29 million in favorable prior-year medical claims reserve development versus $42 million in 2013. This favorable prior-year medical claims reserve development decreased the Group segment benefit ratio by approximately 40 basis points in 2014 versus approximately 70 basis points in 2013.

Operating costs

•
The Group segment operating cost ratio of 26.5% was unchanged from 2013, reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by the Health Care Reform Law as well as a higher percentage of small group commercial business which carries a higher operating cost ratio than large group business, offset by operating cost efficiencies.

Healthcare Services Segment

			Change
	2014	2013	Dollars	Percentage
	(in millions)
Revenues:
Services:
Provider services	$1,147	$1,195	$(48)	(4.0)%
Home based services	107	94	13	13.8%
Pharmacy solutions	99	59	40	67.8%
Clinical programs	—	2	(2)	(100.0)%
Total services revenues	1,353	1,350	3	0.2%
Intersegment revenues:
Pharmacy solutions	16,905	13,079	3,826	29.3%
Provider services	1,149	1,102	47	4.3%
Home based services	585	326	259	79.4%
Clinical programs	208	186	22	11.8%
Total intersegment revenues	18,847	14,693	4,154	28.3%
Total services and intersegment revenues	$20,200	$16,043	$4,157	25.9%
Income before income taxes	$738	$520	$218	41.9%
Operating cost ratio	95.6%	95.8%		(0.2)%
Pretax results

•
Healthcare Services segment pretax income of $738 million for 2014 increased $218 million from 2013. The increase is primarily due to a decline in the operating cost ratio in 2014 on a revenue base that reflects growth from our pharmacy solutions and home based services businesses as they serve our growing Medicare membership.

Script Volume

•
Humana Pharmacy Solutions® script volumes for the Retail and Group segment membership increased to approximately 329 million in 2014, up 20% versus scripts of approximately 274 million in 2013. The increase primarily reflects growth associated with higher average medical membership for 2014 than in 2013.

Services revenue

•	Services revenue for 2014 were relatively unchanged from 2013, increasing $3 million, or 0.2% , to $1.4 billion for 2014.
Intersegment revenues

•
Intersegment revenues increased $4.2 billion, or 28.3%, from 2013 to $18.8 billion for 2014 primarily due to growth in our Medicare membership which resulted in higher utilization of our pharmacy solutions and home based services businesses.

Operating costs

•
The Healthcare Services segment operating cost ratio of 95.6% for 2014 decreased 20 basis points from 95.8% for 2013 primarily due to an improvement in the ratio for our pharmacy solutions business partially offset by our investment in home based services and other businesses across the segment.

Other Businesses
Our Other Businesses pretax income of $1 million for 2014 compared to a pretax loss of $289 million for 2013. The pretax loss in 2013 included net expense of $243 million for reserve strengthening for our closed-block of long-term care insurance policies further discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. In addition, from time to time, we evaluate alternatives for our businesses that do not meet our strategic, growth or profitability objectives. Among the businesses that we are currently evaluating is our closed block of long-term care insurance policies business.  While no decision has been made with respect to any course of action, if we were to divest this business it is reasonably likely that we would have to recognize a material loss that will have a material adverse effect on our results of operations. Year-over-year comparisons also reflect the loss of our Medicaid contracts in Puerto Rico effective September 30, 2013.

Comparison of Results of Operations for 2013 and 2012
Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2013 and 2012:
Consolidated

			Change
	2013	2012	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$31,922	$29,073	$2,849	9.8%
Group	6,237	7,083	(846)	(11.9)%
Other Businesses	670	853	(183)	(21.5)%
Total premiums	38,829	37,009	1,820	4.9%
Services:
Retail	18	36	(18)	(50.0)%
Group	735	631	104	16.5%
Healthcare Services	1,350	1,053	297	28.2%
Other Businesses	6	6	—	—%
Total services	2,109	1,726	383	22.2%
Investment income	375	391	(16)	(4.1)%
Total revenues	41,313	39,126	2,187	5.6%
Operating expenses:
Benefits	32,564	30,985	1,579	5.1%
Operating costs	6,355	5,830	525	9.0%
Depreciation and amortization	333	295	38	12.9%
Total operating expenses	39,252	37,110	2,142	5.8%
Income from operations	2,061	2,016	45	2.2%
Interest expense	140	105	35	33.3%
Income before income taxes	1,921	1,911	10	0.5%
Provision for income taxes	690	689	1	0.1%
Net income	$1,231	$1,222	$9	0.7%
Diluted earnings per common share	$7.73	$7.47	$0.26	3.5%
Benefit ratio (a)	83.9%	83.7%		0.2%
Operating cost ratio (b)	15.5%	15.1%		0.4%
Effective tax rate	35.9%	36.1%		(0.2)%

(a)	Represents total benefits expense as a percentage of premiums revenue.

(b)	Represents total operating costs as a percentage of total revenues less investment income.
Summary
Net income was $1.2 billion, or $7.73 per diluted common share, in 2013 compared to $1.2 billion, or $7.47 per diluted common share, in 2012. The increase in net income primarily was driven by improved operating performance across most of our major business lines, including Medicare Advantage membership growth in our Retail segment. These increases were partially offset by benefits expense of $0.99 per diluted common share in 2013 for reserve strengthening associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. Year-over-year comparisons of diluted earnings per common share are favorably impacted by a lower number of shares used to compute diluted earnings per common share in 2013 reflecting the impact of share repurchases.

Premiums Revenue
Consolidated premiums increased $1.8 billion, or 4.9%, from 2012 to $38.8 billion for 2013 primarily due to an increase in Retail segment premiums mainly driven by higher average individual and group Medicare Advantage membership, partially offset by the impact of sequestration which became effective April 1, 2013 as well as a decline in premiums for the Group segment and Other Businesses. The decline in premiums for the Group segment primarily reflects the transition to the current TRICARE South Region contract effective April 1, 2012. The decline in premiums for Other Businesses reflects the termination of the Puerto Rico Medicaid contracts effective September 30, 2013. As discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, on April 1, 2012, we began delivering services under the current TRICARE South Region contract that the DHA awarded to us on February 25, 2011. We account for revenues under the current contract net of estimated healthcare costs similar to an administrative services fee only agreement, and as such there are no premiums recognized under the current contract. Our previous contract was accounted for similar to our fully-insured products and as such we recognized premiums under the previous contract.
Services Revenue
Consolidated services revenue increased $383 million, or 22.2%, from 2012 to $2.1 billion for 2013 primarily due to an increase in services revenue in our Healthcare Services segment and an increase in services revenue for our Group segment due to the transition to the current TRICARE South Region contract on April 1, 2012. The increase in services revenue in our Healthcare Services segment primarily resulted from the acquisitions of Metropolitan on December 21, 2012 and SeniorBridge on July 6, 2012, and growth in our provider services operations.
Investment Income
Investment income totaled $375 million for 2013, a decrease of $16 million from 2012, as higher average invested balances were more than offset by lower interest rates and lower net realized capital gains year-over-year.
Benefits Expense
Consolidated benefits expense was $32.6 billion for 2013, an increase of $1.6 billion, or 5.1%, from 2012 primarily due to a year-over-year increase in the Retail segment benefits expense, mainly driven by an increase in the average number of Medicare members, partially offset by a decrease in benefits expense for Group segment in 2013. The decrease in benefits expense for Group segment was primarily due to the transition to the current administrative services only TRICARE South Region contract on April 1, 2012. In addition, year-over-year comparisons of Other Businesses benefits expense reflect termination of the Puerto Rico Medicaid contracts effective September 30, 2013. We do not record benefits expense under the current TRICARE South Region contract. Our previous contract was accounted for similarly to our fully-insured products and as such we recorded benefits expense under the previous contract. Retail segment benefits expense increased $1.9 billion, or 8.9%, from 2012 to 2013 primarily due to membership growth. As more fully described herein under the section entitled “Benefits Expense Recognition”, actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $474 million in 2013 and $257 million in 2012. These increases in favorable medical claims reserve development primarily resulted from claims trend for the prior year ultimately developing more favorably than originally expected across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope.
The consolidated benefit ratio for 2013 was 83.9%, an increase of 20 basis points from 2012 primarily due to reserve strengthening associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed above, partially offset by the increase in favorable prior-year medical claims reserve development of $217 million from 2012 to 2013.
Operating Costs
Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.
Consolidated operating costs increased $525 million, or 9.0%, in 2013 compared to 2012 primarily due to an increase in operating costs in our Retail and Healthcare Services segments. The increase in the Retail segment primarily reflects investment spending for exchanges under the Health Care Reform Law and new state-based contracts as well as increased marketing spending for Medicare.

The consolidated operating cost ratio for 2013 was 15.5%, increasing 40 basis points from 2012. The impact of the current TRICARE South Region contract being accounted for as an administrative services fee only arrangement beginning April 1, 2012 was partially offset by improved operating leverage in our Retail and Group segments.
Depreciation and Amortization
Depreciation and amortization for 2013 totaled $333 million, an increase of $38 million, or 12.9%, from 2012 primarily due to capital expenditures and depreciation and amortization associated with 2012 and 2013 acquisitions.
Interest Expense
Interest expense was $140 million for 2013 compared to $105 million for 2012, an increase of $35 million, or 33.3%. In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042.
Income Taxes
Our effective tax rate during 2013 was 35.9% compared to the effective tax rate of 36.1% in 2012. See Note 11 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.
Retail Segment

			Change
	2013	2012	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	2,068,700	1,927,600	141,100	7.3%
Group Medicare Advantage	429,100	370,800	58,300	15.7%
Medicare stand-alone PDP	3,275,900	3,057,100	218,800	7.2%
Group Medicare Advantage ASO	—	27,700	(27,700)	(100.0)%
Total Retail Medicare	5,773,700	5,383,200	390,500	7.3%
Individual commercial	600,100	521,400	78,700	15.1%
State-based Medicaid	85,500	52,100	33,400	64.1%
Total Retail medical members	6,459,300	5,956,700	502,600	8.4%
Individual specialty membership (a)	1,042,500	948,700	93,800	9.9%

(a)
Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2013	2012	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$22,481	$20,788	$1,693	8.1%
Group Medicare Advantage	4,710	4,064	$646	15.9%
Medicare stand-alone PDP	3,033	2,861	172	6.0%
Total Retail Medicare	30,224	27,713	2,511	9.1%
Individual commercial	1,160	1,004	156	15.5%
State-based Medicaid	328	185	143	77.3%
Individual specialty	210	171	39	22.8%
Total premiums	31,922	29,073	2,849	9.8%
Services	18	36	(18)	(50.0)%
Total premiums and services revenue	$31,940	$29,109	$2,831	9.7%
Income before income taxes	$1,490	$1,317	$173	13.1%
Benefit ratio	85.1%	85.1%		—%
Operating cost ratio	10.1%	10.3%		(0.2)%
Pretax Results

•
Retail segment pretax income was $1.5 billion in 2013, an increase of $173 million, or 13.1%, compared to 2012 primarily reflecting improved operating performance over the prior year. The improved operating performance primarily was driven by membership growth as well as a decrease in the operating cost ratio.

Enrollment

•
Individual Medicare Advantage membership increased 141,100 members, or 7.3%, from December 31, 2012 to December 31, 2013 reflecting net membership additions for the 2013 enrollment season and sales to newly-eligible Medicare beneficiaries throughout the year. Effective January 1, 2013, we divested approximately 12,600 members acquired with Arcadian Management Services, Inc. in accordance with our previously disclosed agreement with the United States Department of Justice.

•
Fully-insured group Medicare Advantage membership increased 58,300 members, or 15.7%, from December 31, 2012 to December 31, 2013 primarily due to the January 2013 addition of a new large group retirement account.

•
Medicare stand-alone PDP membership increased 218,800 members, or 7.2%, from December 31, 2012 to December 31, 2013 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2013 enrollment season.

•	Effective January 1, 2013 we lost our sole group Medicare Advantage ASO account which had 27,700 members at December 31, 2012.

•
Individual commercial medical membership increased 78,700 members, or 15.1%, from December 31, 2012 to December 31, 2013 primarily reflecting net new sales in 2013. On October 1, 2013, the initial open enrollment period began for plans effective January 1, 2014 offered through federally facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees), including certain metropolitan areas in the 14 states where Humana has public exchange offerings.

•
State-based Medicaid membership increased 33,400 members, or 64.1%, from December 31, 2012 to December 31, 2013, primarily driven by the addition of our Kentucky Medicaid contract and Florida Long-Term Support Services contracts, including American Eldercare.

•	Individual specialty membership increased 93,800 members, or 9.9%, from December 31, 2012 to December 31, 2013 primarily driven by increased membership in dental and vision offerings.

Premiums revenue

•
Retail segment premiums increased $2.8 billion, or 9.8%, from 2012 to 2013 primarily due to a 7.6% increase in average individual Medicare Advantage membership in 2013. Individual Medicare Advantage per member premiums increased approximately 0.5% in 2013 compared to 2012, primarily reflecting the impact of sequestration which became effective on April 1, 2013.

Benefits expense

•
The Retail segment benefit ratio of 85.1% for 2013 was comparable to that of 2012. The Retail segment’s benefits expense for 2013 included the beneficial effect of $428 million in favorable prior-year medical claims reserve development versus $212 million in 2012. This change in favorable prior-year medical claims reserve development primarily was driven by claims trend for the prior year ultimately developing more favorably than originally expected and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. This favorable prior-year medical claims reserve development decreased the Retail segment benefit ratio by approximately 130 basis points in 2013 versus approximately 70 basis points in 2012.

Operating costs

•
The Retail segment operating cost ratio of 10.1% for 2013 decreased 20 basis points from 2012. This decrease reflects scale efficiencies associated with servicing higher year-over-year membership together with our continued focus on operating cost efficiencies, partially offset by investment spending for exchanges under the Health Care Reform Law and new state-based contracts as well as increased Medicare marketing spending.

Group Segment

			Change
	2013	2012	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,237,000	1,211,800	25,200	2.1%
ASO	1,162,800	1,237,700	(74,900)	(6.1)%
Military services	3,101,800	3,123,900	(22,100)	(0.7)%
Total group medical members	5,501,600	5,573,400	(71,800)	(1.3)%
Group specialty membership (a)	6,780,800	7,136,200	(355,400)	(5.0)%

(a)
Specialty products include dental, vision, and other supplemental health and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2013	2012	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,117	$4,996	$121	2.4%
Group specialty	1,095	1,070	25	2.3%
Military services	25	1,017	(992)	(97.5)%
Total premiums	6,237	7,083	(846)	(11.9)%
Services	735	631	104	16.5%
Total premiums and services revenue	$6,972	$7,714	$(742)	(9.6)%
Income before income taxes	$240	$171	$69	40.4%
Benefit ratio	77.7%	80.1%		(2.4)%
Operating cost ratio	26.5%	23.7%		2.8%

Pretax Results

•
Group segment pretax income increased $69 million, or 40.4%, to $240 million in 2013 reflecting improved operating performance primarily due to lower benefit and operating cost ratios, as described below.

Enrollment

•
Fully-insured commercial group medical membership increased 25,200 members, or 2.1% from December 31, 2012 as higher small group business membership was partially offset by lower membership in large group accounts. Approximately 61% of our fully-insured commercial group medical membership was in small group accounts at December 31, 2013 compared to 59% at December 31, 2012.

•
Group ASO commercial medical membership decreased 74,900 members, or 6.1%, from December 31, 2012 to December 31, 2013 primarily due to continued pricing discipline in a highly competitive environment for self-funded accounts.

•
Group specialty membership decreased 355,400 members, or 5.0%, from December 31, 2012 to December 31, 2013 primarily due to a decline in vision membership related to our planned discontinuance of certain unprofitable product distribution partnerships.

Premiums revenue

•
Group segment premiums decreased $846 million, or 11.9%, from 2012 to 2013 primarily due to the transition to the current TRICARE South Region contract effective April 1, 2012. As discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, on April 1, 2012, we began delivering services under the current TRICARE South Region contract that the DHA awarded to us on February 25, 2011. We account for revenues under the current contract net of estimated healthcare costs similar to an administrative services fee only agreement, and as such there are no premiums recognized under the current contract. Our previous contract was accounted for similar to our fully-insured products and as such we recognized premiums under the previous contract.

Benefits expense

•
The Group segment benefit ratio decreased 240 basis points from 80.1% in 2012 to 77.7% in 2013 primarily due to the transition to the current TRICARE South Region contract effective April 1, 2012 and higher favorable prior-year medical claims reserve development. The Group segment’s benefits expense included the beneficial effect of $42 million in favorable prior-year medical claims reserve development versus $28 million in 2012. The change in favorable prior-year medical claims reserve development from 2012 to 2013 primarily was driven by claims trend for the prior year ultimately developing more favorably than originally expected and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. This favorable prior-year medical claims reserve development decreased the Group segment benefit ratio by approximately 70 basis points in 2013 versus approximately 40 basis points in 2012.

Operating costs

•
The Group segment operating cost ratio of 26.5% increased 280 basis points from 2012. This increase primarily reflects the transition to the current TRICARE South Region contract, effective April 1, 2012 and continued savings as a result of our operating cost reduction initiatives, partially offset by investment spending in technology capabilities.

Healthcare Services Segment

			Change
	2013	2012	Dollars	Percentage
	(in millions)
Revenues:
Services:
Provider services	$1,195	$996	$199	20.0%
Home based services	94	40	54	135.0%
Pharmacy solutions	59	16	43	268.8%
Clinical programs	2	1	1	100.0%
Total services revenues	1,350	1,053	297	28.2%
Intersegment revenues:
Pharmacy solutions	13,079	11,352	1,727	15.2%
Provider services	1,102	382	720	188.5%
Home based services	326	167	159	95.2%
Clinical programs	186	186	—	—%
Total intersegment revenues	14,693	12,087	2,606	21.6%
Total services and intersegment revenues	$16,043	$13,140	$2,903	22.1%
Income before income taxes	$520	$423	$97	22.9%
Operating cost ratio	95.8%	96.1%		(0.3)%
Pretax results

•
Healthcare Services segment pretax income of $520 million for 2013 increased $97 million from 2012 as revenue growth and the pretax income contribution from our home based services and pharmacy solutions businesses, as well as the acquisition of Metropolitan, were partially offset by previously-planned investment spending associated with the integration and build-out of provider practices. The growth in pretax income associated with our home based services business reflects the increase in home health services provided to our Medicare Advantage members.

Script Volume

•
Humana Pharmacy Solutions® script volumes for the Retail and Group segment membership increased to approximately 274 million in 2013, up 15% versus scripts of approximately 238 million in 2012. The increase primarily reflects growth associated with higher average medical membership for 2013 than in 2012.

Services revenue

•
Services revenue increased $297 million or 28.2% from 2012 to $1.4 billion for 2013 primarily due to the acquisitions of Metropolitan and SeniorBridge as well as growth in our provider services operations.

Intersegment revenues

•
Intersegment revenues increased $2.6 billion, or 21.6%, from 2012 to $14.7 billion for 2013 primarily due to growth in our pharmacy solutions business as it serves our growing membership, particularly Medicare stand-alone PDP, and the acquisition of Metropolitan in the fourth quarter of 2012.

Operating costs

•
The Healthcare Services segment operating cost ratio of 95.8% for 2013 decreased 30 basis points from 96.1% for 2012 primarily due to scale efficiencies associated with growth in our pharmacy solutions business.

Other Businesses
Our Other Businesses pretax loss of $289 million for 2013 compared to a pretax loss of $28 million for 2012. The pretax losses in 2013 and 2012 included net expense of $243 million and $29 million, respectively, for reserve strengthening for our closed-block of long-term care insurance policies further discussed in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. In addition, 2013 reflects the loss of our Medicaid contracts in Puerto Rico effective September 30, 2013.

Liquidity
Our primary sources of cash include receipts of premiums, services revenue, and investment and other income, as well as proceeds from the sale or maturity of our investment securities and borrowings. Our primary uses of cash include disbursements for claims payments, operating costs, interest on borrowings, taxes, purchases of investment securities, acquisitions, capital expenditures, repayments on borrowings, dividends, and share repurchases. Because premiums generally are collected in advance of claim payments by a period of up to several months, our business normally should produce positive cash flows during periods of increasing premiums and enrollment. Conversely, cash flows would be negatively impacted during periods of decreasing premiums and enrollment. From period to period, our cash flows may also be affected by the timing of working capital items including taxes and assessments. The use of operating cash flows may be limited by regulatory requirements which require, among other items, that our regulated subsidiaries maintain minimum levels of capital and seek approval before paying dividends from the subsidiaries to the parent. Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by Departments of Insurance.
For 2014, the effect of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law, commonly referred to as the 3Rs, impacted the timing of our operating cash flows, as we built a receivable in 2014 that is expected to be collected in 2015. The net receivable balance associated with the 3Rs was $679 million at December 31, 2014. In addition, our 2014 financing cash flows have been negatively impacted by the timing of payments to and receipts from CMS associated with Medicare Part D reinsurance subsidies for which we do not assume risk. We are experiencing higher specialty prescription drug costs associated with a new treatment for Hepatitis C than were contemplated in our bids which resulted in higher reinsurance subsidy receivables balances in 2014 that will be settled in 2015 under the terms of our contracts with CMS. Any amounts receivable or payable associated with these risk limiting programs and CMS subsidies may have an impact on regulated subsidiary liquidity, with any temporary shortfalls funded by the parent company.
For additional information on our liquidity risk, please refer to Item 1A. – Risk Factors in this 2014 Form 10-K.
Cash and cash equivalents increased to $1.9 billion at December 31, 2014 from $1.1 billion at December 31, 2013. The change in cash and cash equivalents for the years ended December 31, 2014, 2013 and 2012 is summarized as follows:

	2014	2013	2012
	(in millions)
Net cash provided by operating activities	$1,618	$1,716	$1,923
Net cash used in investing activities	(63)	(1,182)	(1,965)
Net cash used in financing activities	(758)	(702)	(29)
Increase (decrease) in cash and cash equivalents	$797	$(168)	$(71)
Cash Flow from Operating Activities
The change in operating cash flows over the three year period primarily results from the corresponding change in earnings, enrollment activity, and the timing of working capital items as discussed below. Cash flows were positively impacted by annual Medicare enrollment gains because premiums generally are collected in advance of claim payments by a period of up to several months. In addition, 2014 operating cash flows were impacted by lower earnings and increased receivables associated with the 3Rs, partially offset by an increase in benefits payable from growth in membership.
Comparisons of our operating cash flows also are impacted by other changes in our working capital. The most significant drivers of changes in our working capital are typically the timing of receipts for premiums and payments of benefits expense. We illustrate these changes with the following summaries of receivables and benefits payable.

The detail of total net receivables was as follows at December 31, 2014, 2013 and 2012:

				Change
	2014	2013	2012	2014	2013	2012
	(in millions)
Medicare	$664	$576	$422	$88	$154	$86
Commercial and other	535	405	346	130	59	31
Military services	106	87	59	19	28	(409)
Allowance for doubtful accounts	(137)	(118)	(94)	(19)	(24)	(9)
Total net receivables	$1,168	$950	$733	218	217	(301)
Reconciliation to cash flow statement:
Provision for doubtful accounts				32	37	26
Receivables from disposition (acquisition)				14	(3)	(51)
Change in receivables per cash flow statement resulting in cash from operations				$264	$251	$(326)
Medicare receivables are impacted by revenue growth associated with growth in individual and group Medicare membership and the timing of accruals and related collections associated with the CMS risk-adjustment model.
The increases in commercial and other receivables in 2014 and 2013 primarily are due to growth in the business. In addition, the increase in commercial and other receivables in 2014 is primarily due to the commercial risk adjustment provision of the Health Care Reform Law which became effective in 2014.
Military services receivables at December 31, 2014 and 2013 primarily consist of administrative services only fees owed from the federal government for administrative services provided under our current TRICARE South Region contract. The $409 million decrease in military services receivables from December 31, 2011 to December 31, 2012 primarily resulted from the transition to our current TRICARE South Region contract which we account for similar to an administrative services fee only agreement. As such, beginning April 1, 2012, payments of the federal government’s claims and related reimbursements for the current TRICARE South Region contract are classified with receipts (withdrawals) from contract deposits as a financing item in our consolidated statements of cash flows.

The detail of benefits payable was as follows at December 31, 2014, 2013 and 2012:

				Change
	2014	2013	2012	2014	2013	2012
	(in millions)
IBNR (1)	$3,254	$2,586	$2,552	$668	$34	$496
Reported claims in process (2)	475	381	315	94	66	(61)
Military services benefits payable (3)	—	—	4	—	(4)	(335)
Other benefits payable (4)	746	926	908	(180)	18	(75)
Total benefits payable	$4,475	$3,893	$3,779	582	114	25
Payables from acquisition				—	(5)	(66)
Change in benefits payable per cash flow statement resulting in cash from operations				$582	$109	$(41)

(1)
IBNR represents an estimate of benefits payable for claims incurred but not reported (IBNR) and claims received but not processed at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).

(2)
Reported claims in process represents the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to our pharmacy benefit administrator which fluctuate due to bi-weekly payments and the month-end cutoff.

(3)
Military services benefits payable primarily represents the run-out of the claims liability associated with our previous TRICARE South Region contract that expired on March 31, 2012. A corresponding receivable for reimbursement by the federal government is included in the military services receivable in the previous receivables table.

(4)	Other benefits payable include amounts owed to providers under capitated and risk sharing arrangements.
The increase in benefits payable in 2014 primarily was due to an increase in IBNR, primarily as a result of Medicare Advantage and individual commercial membership growth, and an increase in the amount of processed but unpaid claims due to our pharmacy benefit administrator, which fluctuate due to month-end cutoff. These items were partially offset by a decrease in amounts owed to providers under capitated and risk sharing arrangements primarily related to the disbursement of a portion of our Medicare risk adjustment collections under our contractual obligations associated with our risk sharing arrangements. The increase in benefits payable in 2013 primarily was due to an increase in the amount of processed but unpaid claims due to our pharmacy benefit administrator, which fluctuate due to month-end cutoff, and an increase in IBNR, primarily as a result of Medicare Advantage membership growth. The increase in benefits payable in 2012 primarily was due to an increase in IBNR, primarily as a result of Medicare Advantage membership growth, partially offset by a $335 million decrease in the military services benefits payable due to the run-out of claims under the previous TRICARE South Region contract that expired on March 31, 2012, a decrease in the amounts owed to providers under capitated and risk sharing arrangements, and a decrease in the amounts due to our pharmacy benefit administrator which fluctuate due to month-end cutoff. Under the current TRICARE South Region contract effective April 1, 2012, the federal government retains the risk of the cost of health benefits and related benefit obligation as further described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Many provisions of the Health Care Reform Law became effective in 2014, including the commercial risk adjustment, risk corridor, and reinsurance provisions as well as the non-deductible health insurance industry fee. As discussed previously, the timing of payments and receipts associated with these provisions impacted our operating cash flows as we built a receivable in 2014 that is expected to be collected in 2015. The net receivable balance associated with the 3Rs was approximately $679 million at December 31, 2014, including certain amounts recorded in receivables as noted above. In September 2014, we paid the federal government $562 million for the annual health insurance industry fee.
In addition to the timing of receipts for premiums and services revenues, payments of benefits expense, and amounts due under the risk limiting and health insurance industry fee provisions of the Health Care Reform Law, other working capital items impacting operating cash flows primarily resulted from the timing of payments for the Medicare Part D risk corridor provisions of our contracts with CMS and changes in the timing of the collection of pharmacy rebates.

Cash Flow from Investing Activities
Our ongoing capital expenditures primarily relate to our information technology initiatives, support of services in our provider services operations including medical and administrative facility improvements necessary for activities such as the provision of care to members, claims processing, billing and collections, wellness solutions, care coordination, regulatory compliance and customer service. Total capital expenditures, excluding acquisitions, were $528 million in 2014, $441 million in 2013, and $410 million in 2012. Excluding acquisitions, we expect total capital expenditures in 2015 to be in a range of approximately $575 million to $625 million primarily reflecting increased spending associated with growth in our provider services and pharmacy businesses in our Healthcare Services segment.
Proceeds from sales and maturities of investment securities exceeded purchases by $411 million in 2014. These net proceeds were used to fund normal working capital needs due to an increase in receivables in 2014 that will be collected in 2015 associated with the 3Rs in addition to the timing of payments to and receipts from CMS associated with Medicare Part D reinsurance subsidies, as discussed below. We reinvested a portion of our operating cash flows in investment securities, primarily investment-grade fixed income securities, totaling $592 million in 2013 and $320 million in 2012.
Cash consideration paid for acquisitions, net of cash acquired, was $18 million in 2014, $187 million in 2013, and $1.2 billion in 2012. Acquisitions in 2014 included health and wellness related acquisitions. Cash paid for acquisitions in 2013 primarily related to the American Eldercare and other health and wellness related acquisitions. In 2012, acquisitions included Metropolitan, Arcadian, SeniorBridge and other health and wellness and technology related acquisitions.
Cash Flow from Financing Activities
Claims payments were $945 million higher than receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk during 2014, $155 million higher during 2013, and $341 million higher during 2012. As discussed previously, our 2014 financing cash flows have been negatively impacted by the timing of payments to and receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk. We experienced higher specialty prescription drug costs associated with a new treatment for Hepatitis C than were contemplated in our bids which is resulting in higher subsidy receivable balances in 2014 that will be settled in 2015 under the terms of our contracts with CMS. Our net receivable for CMS subsidies and brand name prescription drug discounts was $1.7 billion at December 31, 2014 compared to $713 million at December 31, 2013. Refer to Note 6 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Under our current administrative services only TRICARE South Region contract that began April 1, 2012, reimbursements from the federal government equaled health care cost payments for which we do not assume risk in 2014. Health care cost payments were less than reimbursements by $5 million in 2013 and exceeded reimbursements by $56 million in 2012 due to the timing of such receipts. Receipts from HHS associated with cost sharing provisions of the Health Care Reform Law for which we do not assume risk were $26 million higher than claims payments for the year ended 2014. See Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for further description.
We repurchased 5.7 million shares for $730 million in 2014, which excludes another $100 million of stock held back pending final settlement of an accelerated stock repurchase plan, 5.8 million shares for $502 million in 2013, and 6.3 million shares for $460 million in 2012 under share repurchase plans authorized by the Board of Directors. We also acquired common shares in connection with employee stock plans for an aggregate cost of $42 million in 2014, $29 million in 2013, and $58 million in 2012.
As discussed further below, we paid dividends to stockholders of $172 million in 2014, $168 million in 2013, and $165 million in 2012.
In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. Our net proceeds, reduced for the underwriters' discount and commission and offering expenses, were $1.73 billion. We used a portion of the net proceeds to redeem our $500 million 6.45% senior unsecured notes.
In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042. Our net proceeds, reduced for the discount and cost of the offering, were $990 million. We used the proceeds from the offering primarily to finance the acquisition of Metropolitan, including the retirement of Metropolitan’s indebtedness, and to pay related fees and expenses.
In March 2012, we repaid, without penalty, junior subordinated long-term debt of $36 million.
The remainder of the cash used in or provided by financing activities in 2014, 2013, and 2012 primarily resulted from proceeds from stock option exercises and the change in book overdraft.

Future Sources and Uses of Liquidity
Dividends
The following table provides details of dividend payments, excluding dividend equivalent rights, in 2012, 2013, and 2014 under our Board approved quarterly cash dividend policy:

Payment Date	Amount per Share	Total Amount
		(in millions)
2012	$1.02	$165
2013	$1.06	$167
2014	$1.10	$170
In October 2014, the Board declared a cash dividend of $0.28 per share that was paid on January 30, 2015 to stockholders of record on December 31, 2014, for an aggregate amount of $42 million. Declaration and payment of future quarterly dividends is at the discretion of the Board and may be adjusted as business needs or market conditions change.
Stock Repurchase Authorization
In September 2014, the Board of Directors replaced its previously approved share repurchase authorization of up to $1 billion (of which $816 million remained unused) with the current authorization for repurchases of up to $2 billion of our common shares exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2016. Under the current share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions (including pursuant to an accelerated share repurchase agreement with investment banks), subject to certain regulatory restrictions on volume, pricing, and timing. As of February 18, 2015, the remaining authorized amount under the current authorization totaled approximately $1.37 billion, after giving effect to the $500 million accelerated share repurchase program we entered into in November 2014 with Goldman, Sachs & Co.
Senior Notes
In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. Our net proceeds, reduced for the underwriters' discount and commission and offering expenses, were $1.73 billion. We used a portion of the net proceeds to redeem the $500 million 6.45% senior unsecured notes as discussed below.
In October 2014, we redeemed the $500 million 6.45% senior unsecured notes due June 1, 2016, at 100% of the principal amount plus applicable premium for early redemption and accrued and unpaid interest to the redemption date, for cash totaling approximately $560 million. We recognized a loss on extinguishment of debt, included in interest expense, of approximately $37 million in connection with the redemption of these notes.
Credit Agreement
Our 5-year $1.0 billion unsecured revolving credit agreement expires July 2018. Under the credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR plus a spread or the base rate plus a spread. The LIBOR spread, currently 110 basis points, varies depending on our credit ratings ranging from 90 to 150 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 10 and 25 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.
The terms of the credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $7.8 billion at December 31, 2014 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $9.6 billion and actual leverage ratio of 1.4:1, as measured in accordance with the credit agreement as of December 31, 2014. In addition, the credit agreement includes an uncommitted $250 million incremental loan facility.
At December 31, 2014, we had no borrowings outstanding under the credit agreement. We have outstanding letters of credit of $4 million issued under the credit agreement at December 31, 2014. No amounts have been drawn on these letters of credit. Accordingly, as of December 31, 2014, we had $996 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.
Commercial Paper
In October 2014, we entered into a commercial paper program pursuant to which we may issue short-term, unsecured commercial paper notes privately placed on a discount basis through certain broker dealers. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amounts outstanding under the program at any time not to exceed $1 billion. The net proceeds of issuances have been and are expected to be used for general corporate purposes, including to repurchase shares of our common stock. The maximum principal amount of commercial paper borrowings outstanding at any one time during the year ended December 31, 2014 was $175 million. There were no outstanding borrowings at December 31, 2014.
Liquidity Requirements
We believe our cash balances, investment securities, operating cash flows, and funds available under our credit agreement and our commercial paper program or from other public or private financing sources, taken together, provide adequate resources to fund ongoing operating and regulatory requirements, acquisitions, future expansion opportunities, and capital expenditures for at least the next twelve months, as well as to refinance or repay debt, and repurchase shares.
Adverse changes in our credit rating may increase the rate of interest we pay and may impact the amount of credit available to us in the future. Our investment-grade credit rating at December 31, 2014 was BBB+ according to Standard & Poor’s Rating Services, or S&P, and Baa3 according to Moody’s Investors Services, Inc., or Moody’s. A downgrade by S&P to BB+ or by Moody’s to Ba1 triggers an interest rate increase of 25 basis points with respect to $750 million of our senior notes. Successive one notch downgrades increase the interest rate an additional 25 basis points, or annual interest expense by $2 million, up to a maximum 100 basis points, or annual interest expense by $8 million.
In addition, we operate as a holding company in a highly regulated industry. Humana Inc., our parent company, is dependent upon dividends and administrative expense reimbursements from our subsidiaries, certain of which are subject to regulatory restrictions. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated insurance subsidiaries. Cash, cash equivalents, and short-term investments at the parent company increased to $1.4 billion at December 31, 2014 from $508 million at December 31, 2013 primarily due to net proceeds of $1.73 billion from the September 2014 issuance of senior notes, offset by the $560 million senior note redemption discussed above and share repurchases. Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by Departments of Insurance. Our subsidiaries paid dividends to the parent of $927 million in 2014, $967 million in 2013, and $1.2 billion in 2012. The declines in dividends to the parent in 2013 and 2014 primarily were a result of higher surplus requirements associated with premium growth. Refer to our parent company financial statements and accompanying notes in Schedule I – Parent Company Financial Information. Regulatory requirements, including subsidiary dividends to the parent, are discussed in more detail in the following section. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2015 is approximately $800 million in the aggregate.
In September 2014, we paid the federal government $562 million for the annual health insurance industry fee attributed to calendar year 2014, in accordance with the Health Care Reform Law. In 2015, the health insurance industry fee increases by 41% for the industry taken as a whole. Accordingly, absent changes in market share, we would expect a 41% increase in our fee in 2015.
Regulatory Requirements
For a detailed discussion of our regulatory requirements, including aggregate statutory capital and surplus as well as dividends paid from the subsidiaries to the parent, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Contractual Obligations
We are contractually obligated to make payments for years subsequent to December 31, 2014 as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Debt	$3,800	$—	$—	$1,200	$2,600
Interest (1)	2,753	187	369	294	1,903
Operating leases (2)	1,145	232	361	188	364
Purchase obligations (3)	175	95	64	16	—
Future policy benefits payable and other long-term liabilities (4)	2,708	78	398	231	2,001
Total	$10,581	$592	$1,192	$1,929	$6,868

(1)	Interest includes the estimated contractual interest payments under our debt agreements.

(2)
We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2027. We sublease facilities or partial facilities to third party tenants for space not used in our operations which partially mitigates our operating lease commitments. An operating lease is a type of off-balance sheet arrangement. Assuming we acquired the asset, rather than leased such asset, we would have recognized a liability for the financing of these assets. See also Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

(3)
Purchase obligations include agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(4)
Includes future policy benefits payable ceded to third parties through 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. We expect the assuming reinsurance carriers to fund these obligations and reflected these amounts as reinsurance recoverables included in other long-term assets on our consolidated balance sheet. Amounts payable in less than one year are included in trade accounts payable and accrued expenses in the consolidated balance sheet.

Off-Balance Sheet Arrangements
As of December 31, 2014, we were not involved in any special purpose entity, or SPE, transactions. For a detailed discussion off-balance sheet arrangements, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Guarantees and Indemnifications
For a detailed discussion our guarantees and indemnifications, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Government Contracts
For a detailed discussion of our government contracts, including our Medicare, Military, and Medicaid contracts, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We continuously evaluate our estimates and those critical accounting policies related primarily to benefits expense and revenue recognition as well as accounting for impairments related to our investment securities, goodwill, and long-lived assets. These estimates are based on knowledge of current events and anticipated future events and, accordingly, actual results ultimately may differ from those estimates.

We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.
Benefits Expense Recognition
Benefits expense is recognized in the period in which services are provided and includes an estimate of the cost of services which have been incurred but not yet reported, or IBNR. IBNR represents a substantial portion of our benefits payable as follows:

	December 31, 2014	Percentage of Total	December 31, 2013	Percentage of Total
	(dollars in millions)
IBNR	$3,254	72.7%	$2,586	66.4%
Reported claims in process	475	10.6%	381	9.8%
Other benefits payable	746	16.7%	926	23.8%
Total benefits payable	$4,475	100.0%	$3,893	100.0%
Our reserving practice is to consistently recognize the actuarial best point estimate within a level of confidence required by actuarial standards. Actuarial standards of practice generally require a level of confidence such that the liabilities established for IBNR have a greater probability of being adequate versus being insufficient, or such that the liabilities established for IBNR are sufficient to cover obligations under an assumption of moderately adverse conditions. Adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims at the time of the estimate. Therefore, in many situations, the claim amounts ultimately settled will be less than the estimate that satisfies the actuarial standards of practice.
We develop our estimate for IBNR using actuarial methodologies and assumptions, primarily based upon historical claim experience. Depending on the period for which incurred claims are estimated, we apply a different method in determining our estimate. For periods prior to the most recent three months, the key assumption used in estimating our IBNR is that the completion factor pattern remains consistent over a rolling 12-month period after adjusting for known changes in claim inventory levels and known changes in claim payment processes. Completion factors result from the calculation of the percentage of claims incurred during a given period that have historically been adjudicated as of the reporting period. For the most recent three months, the incurred claims are estimated primarily from a trend analysis based upon per member per month claims trends developed from our historical experience in the preceding months, adjusted for known changes in estimates of recent hospital and drug utilization data, provider contracting changes, changes in benefit levels, changes in member cost sharing, changes in medical management processes, product mix, and weekday seasonality.
The completion factor method is used for the months of incurred claims prior to the most recent three months because the historical percentage of claims processed for those months is at a level sufficient to produce a consistently reliable result. Conversely, for the most recent three months of incurred claims, the volume of claims processed historically is not at a level sufficient to produce a reliable result, which therefore requires us to examine historical trend patterns as the primary method of evaluation. Changes in claim processes, including recoveries of overpayments, receipt cycle times, claim inventory levels, outsourcing, system conversions, and processing disruptions due to weather or other events affect views regarding the reasonable choice of completion factors. Claim payments to providers for services rendered are often net of overpayment recoveries for claims paid previously, as contractually allowed. Claim overpayment recoveries can result from many different factors, including retroactive enrollment activity, audits of provider billings, and/or payment errors. Changes in patterns of claim overpayment recoveries can be unpredictable and result in completion factor volatility, as they often impact older dates of service. The receipt cycle time measures the average length of time between when a medical claim was initially incurred and when the claim form was received. Increases in electronic claim submissions from providers decrease the receipt cycle time. If claims are submitted or processed on a faster (slower) pace than prior periods, the actual claim may be more (less) complete than originally estimated using our completion factors, which may result in reserves that are higher (lower) than required.
Medical cost trends potentially are more volatile than other segments of the economy. The drivers of medical cost trends include increases in the utilization of hospital facilities, physician services, new higher priced technologies and medical procedures, and new prescription drugs and therapies, as well as the inflationary effect on the cost per unit of each of these expense components. Other external factors such as government-mandated benefits or other regulatory changes, the tort liability system, increases in medical services capacity, direct to consumer advertising for prescription drugs and medical services, an aging population, lifestyle changes including diet and smoking, catastrophes, and epidemics also may impact medical cost trends. Internal factors such as system conversions, claims processing cycle times, changes in medical management practices and changes in provider contracts also may impact our ability to accurately predict estimates of historical completion factors or medical cost trends. All of these factors are considered in estimating IBNR and in estimating the per member per month claims trend for purposes of determining the reserve for the most recent three months. Additionally, we continually prepare and review follow-up studies to assess the reasonableness of the estimates generated by our process and methods over time. The results of these studies are also considered in determining the reserve for the most recent three months. Each of these factors requires significant judgment by management.
The completion and claims per member per month trend factors are the most significant factors impacting the IBNR estimate. The portion of IBNR estimated using completion factors for claims incurred prior to the most recent three months is generally less variable than the portion of IBNR estimated using trend factors. The following table illustrates the sensitivity of these factors assuming moderate adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2014 data:

Completion Factor (a):		Claims Trend Factor (b):
Factor Change (c)	Decrease in Benefits Payable	Factor Change (c)	Decrease in Benefits Payable
(dollars in millions)
1.40%	$(357)	(4.00)%	$(381)
1.20%	$(306)	(3.50)%	$(333)
1.00%	$(255)	(3.00)%	$(286)
0.80%	$(204)	(2.50)%	$(238)
0.60%	$(153)	(2.25)%	$(214)
0.40%	$(102)	(2.00)%	$(190)
0.20%	$(51)	(1.50)%	$(143)

(a)	Reflects estimated potential changes in benefits payable at December 31, 2014 caused by changes in completion factors for incurred months prior to the most recent three months.

(b)
Reflects estimated potential changes in benefits payable at December 31, 2014 caused by changes in annualized claims trend used for the estimation of per member per month incurred claims for the most recent three months.

(c)	The factor change indicated represents the percentage point change.

The following table provides a historical perspective regarding the accrual and payment of our benefits payable, excluding military services. Components of the total incurred claims for each year include amounts accrued for current year estimated benefits expense as well as adjustments to prior year estimated accruals.

	2014	2013	2012
	(in millions)
Balances at January 1	$3,893	$3,775	$3,415
Acquisitions	—	5	66
Incurred related to:
Current year	38,641	32,711	30,198
Prior years	(518)	(474)	(257)
Total incurred	38,123	32,237	29,941
Paid related to:
Current year	(34,357)	(29,103)	(26,738)
Prior years	(3,262)	(3,021)	(2,909)
Total paid	(37,619)	(32,124)	(29,647)
Reinsurance recoverable	78	—	—
Balances at December 31	$4,475	$3,893	$3,775
The following table summarizes the changes in estimate for incurred claims related to prior years attributable to our key assumptions. As previously described, our key assumptions consist of trend and completion factors estimated using an assumption of moderately adverse conditions. The amounts below represent the difference between our original estimates and the actual benefits expense ultimately incurred as determined from subsequent claim payments.

	Favorable Development by Changes in Key Assumptions
	2014		2013		2012
	Amount	Factor Change (a)	Amount	Factor Change (a)	Amount	Factor Change (a)
	(dollars in millions)
Trend factors	$(266)	(3.7)%	$(233)	(3.4)%	$(138)	(2.4)%
Completion factors	(252)	1.2%	(241)	1.2%	(119)	0.7%
Total	$(518)		$(474)		$(257)

(a)	The factor change indicated represents the percentage point change.
As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $518 million in 2014, $474 million in 2013, and $257 million in 2012. The table below details our favorable medical claims reserve development related to prior fiscal years by segment for 2014, 2013, and 2012.

	Favorable Medical Claims Reserve Development			Change
	2014	2013	2012	2014	2013
	(in millions)
Retail Segment	$(488)	$(428)	$(212)	$(60)	$(216)
Group Segment	(29)	(42)	(28)	13	(14)
Other Businesses	(1)	(4)	(17)	3	13
Total	$(518)	$(474)	$(257)	$(44)	$(217)
The favorable medical claims reserve development for 2014, 2013, and 2012 primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. In addition, the favorable medical claims reserve development during 2014 and 2013 reflects increased membership and better than originally expected utilization across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. All lines of business benefited from these improvements.
We continually adjust our historical trend and completion factor experience with our knowledge of recent events that may impact current trends and completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best point estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual trend and completion factors and those assumed in our December 31, 2014 estimates would fall towards the middle of the ranges previously presented in our sensitivity table.
Benefits expense associated with military services and provisions associated with future policy benefits excluded from the previous table was as follows for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(in millions)
Military services	$11	$(27)	$908
Future policy benefits	32	354	136
Total	$43	$327	$1,044
Due to the transition to the current TRICARE South Region contract on April 1, 2012, which is accounted for as an administrative services only contract as more fully described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, there was no military services benefits payable at December 31, 2014 or 2013. This transition is also the primary reason for the decline in military services benefits expense from 2012 to 2013.
Future policy benefits payable of $2.3 billion and $2.2 billion at December 31, 2014 and 2013, respectively, represent liabilities for long-duration insurance policies including long-term care insurance, life insurance, annuities, and certain health and other supplemental policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, and maintenance expense assumptions. Interest rates are based on our expected net investment returns on the investment portfolio supporting the reserves for these blocks of business. Mortality, a measure of expected death, and morbidity, a measure of health status, assumptions are based on published actuarial tables, modified based upon actual experience. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is issued and only change if our expected future experience deteriorates to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits and maintenance costs (i.e. the loss recognition date). Because these policies have long-term claim payout periods, there is a greater risk of significant variability in claims costs, either positive or negative. We perform loss recognition tests at least annually in the fourth quarter, and more frequently if adverse events or changes in circumstances indicate that the level of the liability, together with the present value of future gross premiums, may not be adequate to provide for future expected policy benefits and maintenance costs.
Future policy benefits payable include $1.5 billion at December 31, 2014 and $1.4 billion at December 31, 2013 associated with a non-strategic closed block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG. Approximately 32,700 policies remain in force as of December 31, 2014. No new policies have been written since 2005 under this closed block. Future policy benefits payable includes amounts charged to accumulated other comprehensive income for an additional liability that would exist on our closed-block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was $123 million of additional liability at December 31, 2014 and no additional liability at December 31, 2013. Amounts charged to accumulated other comprehensive income are net of applicable deferred taxes.
Long-term care insurance policies provide nursing home and home health coverage for which premiums are collected many years in advance of benefits paid, if any. Therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual interest, morbidity, mortality, and maintenance expense assumptions from those assumed in our reserves are particularly significant to our closed block of long-term care insurance policies. A prolonged period during which interest rates remain at levels lower than those anticipated in our reserving would result in shortfalls in investment income on assets supporting our obligation under long term care policies because the long duration of the policy obligations exceeds the duration of the supporting investment assets. Further, we monitor the loss experience of these long-term care insurance policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases and/or loss experience vary from our loss recognition date assumptions, future adjustments to reserves could be required.

During 2013, we recorded a loss for a premium deficiency with respect to our closed block of long-term care insurance policies. The premium deficiency was based on current and anticipated experience that had deteriorated from our locked-in assumptions from the previous December 31, 2010 loss recognition date, particularly as they related to emerging experience due to an increase in life expectancies and utilization of home health care services. Based on this deterioration, and combined with lower interest rates, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our closed-block of long-term care insurance policies were not adequate to provide for future policy benefits and maintenance costs under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during 2013 we recorded $243 million of additional benefits expense, with a corresponding increase in future policy benefits payable of $350 million partially offset by a related reinsurance recoverable of $107 million included in other long-term assets.
During 2012, we recorded a change in estimate associated with future policy benefits payable for our closed-block of long-term care insurance policies resulting in additional benefits expense of $29 million and a corresponding increase in future policy benefits payable. This change in estimate was based on current claim experience demonstrating an increase in the length of the time policyholders already in payment status remained in such status. Future policy benefits payable was increased to cover future payments to policyholders currently in payment status.
For our closed block of long-term care policies, actuarial assumptions used to estimate reserves are inherently uncertain due to the potential changes in trends in mortality, morbidity, persistency (the percentage of policies remaining in-force) and interest rates. As a result, our long term care reserves may be subject to material increases if these trends develop adversely to our expectations. The estimated increase in reserves and additional benefit expense from hypothetically modeling adverse variations in our actuarial assumptions, in the aggregate, could be up to $300 million, net of reinsurance. Although such hypothetical revisions are not currently appropriate, we believe they could occur based on past variances in experience and our expectation of the ranges of future experience that could reasonably occur. Generally accepted accounting principles do not allow us to unlock our assumptions for favorable items. This hypothetical modeling does not contemplate a divestiture situation. We are evaluating alternatives related to our closed block of long term care policies. While no decision has been made with respect to any course of action, if we were to divest this business, it is reasonably likely that we would have to recognize a material loss and that loss could exceed the amount provided above.
In addition, future policy benefits payable includes amounts of $210 million at December 31, 2014, $215 million at December 31, 2013, and $220 million at December 31, 2012 which are subject to 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, and as such are offset by a related reinsurance recoverable included in other long-term assets.
Revenue Recognition
We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions.
Our commercial contracts establish rates on a per employee basis for each month of coverage based on the type of coverage purchased (single to family coverage options). Our Medicare and Medicaid contracts also establish monthly rates per member. However, our Medicare contracts also have additional provisions as outlined in the following separate section.
Premiums revenue and administrative services only, or ASO, fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. In addition, we adjust revenues for estimated changes in an employer’s enrollment and individuals that ultimately may fail to pay, and for estimated rebates under the minimum benefit ratios required under the Health Care Reform Law. Enrollment changes not yet processed or not yet reported by an employer group or the government, also known as retroactive membership adjustments, are estimated based on available data and historical trends. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, estimated rebates, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in the current period’s revenue.
We bill and collect premium remittances from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk-adjustment scores derived from medical diagnoses for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.

Medicare Risk-Adjustment Provisions
CMS utilizes a risk-adjustment model which apportions premiums paid to Medicare Advantage plans according to health severity. The risk-adjustment model pays more for enrollees with predictably higher costs. Under the risk-adjustment methodology, all Medicare Advantage plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk-adjusted premium payment to Medicare Advantage plans. Rates paid to Medicare Advantage plans are established under an actuarial bid model, including a process that bases our payments on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s Medicare FFS program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims. We estimate risk-adjustment revenues based on medical diagnoses for our membership. The risk-adjustment model is more fully described in Item 1. – Business under the section titled “Individual Medicare.”
Investment Securities
Investment securities totaled $9.5 billion, or 41% of total assets at December 31, 2014, and $9.8 billion, or 47% of total assets at December 31, 2013. Debt securities, detailed below, comprised this entire investment portfolio at December 31, 2014 and 2013. The fair value of debt securities were as follows at December 31, 2014 and 2013:

	December 31, 2014	Percentage of Total	December 31, 2013	Percentage of Total

	(dollars in millions)
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$374	3.9%	$584	6.0%
Mortgage-backed securities	1,498	15.7%	1,820	18.6%
Tax-exempt municipal securities	3,068	32.1%	2,971	30.3%
Mortgage-backed securities:
Residential	17	0.2%	22	0.2%
Commercial	843	8.8%	673	6.9%
Asset-backed securities	29	0.3%	63	0.6%
Corporate debt securities	3,718	39.0%	3,667	37.4%

Total debt securities	$9,547	100.0%	$9,800	100.0%

Approximately 96% of our debt securities were investment-grade quality, with a weighted average credit rating of AA- by S&P at December 31, 2014. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. Our investment policy limits investments in a single issuer and requires diversification among various asset types.
Tax-exempt municipal securities included pre-refunded bonds of $199 million at December 31, 2014 and $222 million at December 31, 2013. These pre-refunded bonds were secured by an escrow fund consisting of U.S. government obligations sufficient to pay off all amounts outstanding at maturity. The ratings of these pre-refunded bonds generally assume the rating of the government obligations at the time the fund is established. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for $1.0 billion of these municipals in the portfolio. Special revenue bonds, issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for $1.8 billion of these municipals. Our general obligation bonds are diversified across the U.S. with no individual state exceeding 11%. In addition, certain monoline insurers guarantee the timely repayment of bond principal and interest when a bond issuer defaults and generally provide credit enhancement for bond issues related to our tax-exempt municipal securities. We have no direct exposure to these monoline insurers. We owned $484 million and $548 million at December 31, 2014 and 2013, respectively, of tax-exempt securities guaranteed by monoline insurers. The equivalent weighted average S&P credit rating of these tax-exempt securities without the guarantee from the monoline insurer was AA.

Our direct exposure to subprime mortgage lending is limited to investment in residential mortgage-backed securities and asset-backed securities backed by home equity loans. The fair value of securities backed by Alt-A and subprime loans was $1 million at December 31, 2014 and 2013. There are no collateralized debt obligations or structured investment vehicles in our investment portfolio. The percentage of corporate securities associated with the financial services industry was 21% at December 31, 2014 and 23% at December 31, 2013.
Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2014:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

	(in millions)
December 31, 2014
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$79	$—	$80	$(1)	$159	$(1)
Mortgage-backed securities	22	—	320	(5)	342	(5)
Tax-exempt municipal securities	131	(1)	118	(2)	249	(3)
Mortgage-backed securities:
Residential	1	—	4	—	5	—
Commercial	31	(1)	267	(18)	298	(19)
Asset-backed securities	13	—	—	—	13	—
Corporate debt securities	219	(6)	128	(7)	347	(13)
Total debt securities	$496	$(8)	$917	$(33)	$1,413	$(41)
Under the other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.
When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase. The risks inherent in assessing the impairment of an investment include the risk that market factors may differ from our expectations, facts and circumstances factored into our assessment may change with the passage of time, or we may decide to subsequently sell the investment. The determination of whether a decline in the value of an investment is other than temporary requires us to exercise significant diligence and judgment. The discovery of new information and the passage of time can significantly change these judgments. The status of the general economic environment and significant changes in the national securities markets influence the determination of fair value and the assessment of investment impairment. There is a continuing risk that declines in fair value may occur and additional material realized losses from sales or other-than-temporary impairments may be recorded in future periods.
The recoverability of our non-agency residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. These residential and commercial mortgage-backed securities at December 31, 2014 primarily were composed of senior tranches having high credit support, with over 99% of the collateral consisting of prime loans. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at December 31, 2014.
All issuers of securities we own that were trading at an unrealized loss at December 31, 2014 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates in the current markets than when the securities were purchased. At December 31, 2014, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2014. There were no material other-than-temporary impairments in 2014, 2013, or 2012.
Goodwill and Long-lived Assets
At December 31, 2014, goodwill and other long-lived assets represented 24% of total assets and 59% of total stockholders’ equity, compared to 27% and 61%, respectively, at December 31, 2013.
We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We are required to aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition. The carrying amount of goodwill for our reportable segments has been retrospectively adjusted to conform to the 2015 segment change discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Our strategy, long-range business plan, and annual planning process support our goodwill impairment tests. These tests are performed, at a minimum, annually in the fourth quarter, and are based on an evaluation of future discounted cash flows. We rely on this discounted cash flow analysis to determine fair value. However outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. We use discount rates that correspond to a market-based weighted-average cost of capital and terminal growth rates that correspond to long-term growth prospects, consistent with the long-term inflation rate. Key assumptions in our cash flow projections, including changes in membership, premium yields, medical and operating cost trends, and certain government contract extensions, are consistent with those utilized in our long-range business plan and annual planning process. If these assumptions differ from actual, including the impact of the Health Care Reform Law, the estimates underlying our goodwill impairment tests could be adversely affected. Goodwill impairment tests completed in each of the last three years did not result in an impairment loss. The fair value of our reporting units with significant goodwill exceeded carrying amounts by a substantial margin. A 100 basis point increase in the discount rate would not have a significant impact on the amount of margin for any of our reporting units with significant goodwill.
Long-lived assets consist of property and equipment and other finite-lived intangible assets. These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews. We periodically review long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. We also must estimate and make assumptions regarding the useful life we assign to our long-lived assets. If these estimates or their related assumptions change in the future, we may be required to record impairment losses or change the useful life, including accelerating depreciation or amortization for these assets. There were no material impairment losses in the last three years.